Exhibit 99.1

Deckers Outdoor Corporation Reports Record First Quarter 2011 Financial Results

Company Reports First Quarter Sales Increased 31.4% to a Record $204.9 Million

First Quarter Diluted EPS Increased 6.5% to a Record $0.49 on a Post-Split Basis, Compared to $0.46 a Year Ago on a Post-Split Basis

Company Raises 2011 Sales and Earnings Outlook

GOLETA, Calif.--(BUSINESS WIRE)--April 28, 2011--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the first quarter ended March 31, 2011.

First Quarter Highlights

  Net sales increased 31.4% to $204.9 million compared to $155.9 million last year.
  Diluted EPS increased 6.5% to $0.49 compared to $0.46 last year. The Company completed a three-for-one stock split, in the form of a stock dividend paid on July 2, 2010. All share and per share data in this release and accompanying tables have been adjusted to reflect the impact of such split for all periods presented.
  UGG® brand sales increased 42.2% to $148.4 million compared to $104.4 million last year.
  Teva® brand sales increased 16.8% to $50.4 million from $43.2 million last year.
  Domestic sales increased 26.6% to $148.1 million from $117.0 million last year.
  International sales increased 45.8% to $56.7 million compared to $38.9 million last year.
  Retail sales increased 52.8% to $35.4 million compared to $23.1 million last year.
  eCommerce sales increased 27.3% to $23.5 million compared to $18.4 million last year.

“We delivered a good start to the year,” said Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “We believe that our strategies to diversify our merchandise assortments and extend the global reach of our brands are being executed successfully. The favorable response to the UGG brand’s spring line of fashion sandals, sneakers, slippers and boots drove gains in our domestic wholesale, consumer direct, and international distribution channels. We achieved solid results with the Teva brand as well, with our new collection of closed toe footwear and expanded sandal offerings resonating with consumers. The first quarter was also highlighted by the commencement of our conversion to wholesale operations in our largest international market, the United Kingdom, and expansion of our existing business in our second largest market, Benelux. For the most part, these transitions have gone smoothly, and in addition to the immediate financial benefits, we are optimistic about the long-term growth opportunities these conversions will create for our Company. Furthermore, we are also optimistic that the brand investments we are currently making will also fuel domestic and international market share gains in the years ahead.”

Division Summary

UGG® Brand

UGG brand net sales for the first quarter increased 42.2% to $148.4 million compared to $104.4 million for the same period last year. The sales increase was primarily attributable to the conversion to a wholesale business model in the United Kingdom, Benelux and France, strong sales of the spring line at company-owned retail stores, and increased shipments of spring product to domestic wholesale accounts.

Teva® Brand

Teva brand net sales for the first quarter increased 16.8% to $50.4 million compared to $43.2 million for the same period last year. The sales growth was primarily the result of increased domestic demand for the expanded spring line of open and closed toe footwear, as well as from the conversion to a wholesale business model in the United Kingdom.

Other Brands

Combined net sales of the Company’s other brands decreased 28.3% to $6.0 million for the first quarter compared to $8.4 million for the same period last year. The decline in sales was primarily the result of lower sell-in of the Simple® and Ahnu® brands during the first quarter compared with the same period last year.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 52.8% to $35.4 million for the first quarter compared to $23.1 million for the same period last year. This increase was driven by nine new stores and a same store sales increase of 2.6% for those stores that were open for the full three-month periods ended March 31, 2010 and 2011.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 27.3% to $23.5 million for the first quarter compared to $18.4 million for the same period last year. This increase was primarily attributable to higher demand for the UGG brand driven by new product introductions and enhanced marketing efforts combined with the launch of the UGG brand’s United Kingdom website.

Balance Sheet

At March 31, 2011, cash and cash equivalents increased 22.5% to $437.9 million compared to $357.3 million at March 31, 2010. Inventories at March 31, 2011 increased 55.6% to $107.1 million from $68.8 million at March 31, 2010. By brand, UGG inventory increased $24.5 million to $68.9 million at March 31, 2011, Teva inventory increased $12.0 million to $30.7 million at March 31, 2011, and other brands inventory increased $1.9 million to $7.5 million at March 31, 2011. The increase in inventories as of March 31, 2011 was primarily attributable to a larger spring 2011 assortment for the UGG brand, the growth in spring orders for the UGG and Teva brands, the warehousing of spring 2011 inventory supporting our continued conversion from an international distributor model to an international wholesale model, and increased retail stores.

Full-Year 2011 Outlook

  Based on better than expected first quarter results the Company is raising its full-year outlook. The Company now expects its full-year revenue to increase approximately 21% over 2010, compared to previous guidance of approximately 20%.
  The Company now expects full year diluted earnings per share to increase approximately 13% over 2010, compared to previous guidance of approximately 10%. This guidance assumes a gross profit margin of approximately 51% and SG&A as a percentage of sales of approximately 29%.
  Fiscal 2011 guidance includes estimates of approximately $29 million, or $0.50 per diluted share, pertaining to incremental investments and expenses in 2011 associated with new marketing and advertising programs, increased legal spend related to intellectual property rights protection, and expenses of approximately $8 million, which is included in the $29 million, related to the transition to a wholesale business model in the United Kingdom, Benelux and France.

Second Quarter Outlook

  The Company currently expects second quarter 2011 revenue to increase approximately 4% over 2010 levels. It is important to note that due to the conversion to a wholesale model for certain brands in the United Kingdom and the UGG and Simple brands in Benelux approximately $50 million in projected sales on a distributor basis that normally would have shipped during the second quarter under the previous distributor business model will now ship on a higher wholesale basis in the third quarter of 2011.
  The Company currently expects to report a second quarter 2011 diluted loss per share of approximately $(0.25) compared to second quarter 2010 diluted EPS of $0.23.
  In addition to the impact from the aforementioned revenue shift, second quarter guidance includes estimates of approximately $7.5 million, or $0.13 per diluted share, pertaining to the investments and expenses noted under the full year outlook above. Second quarter guidance also includes higher levels of fixed overhead for new retail stores, international operating expenses for the Company’s direct subsidiaries in the United Kingdom, Benelux and France and other general and administrative and international infrastructure costs. As a reminder, a significant amount of the Company’s operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter, resulting in the greatest impact on earnings in the lowest volume sales quarter, which has historically been the second quarter.

The Company’s conference call to review first quarter 2011 results will be broadcast live over the internet today, Thursday, April 28, 2011 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva®, Simple®Shoes, UGG® Australia, TSUBO®, Ahnu® and MOZO® are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this release may differ from actual results filed with the SEC for the quarter ended March 31, 2011 if material events or circumstances occur between now and our SEC filing. Those risks and uncertainties include, among others: the recent financial crisis and current global economic uncertainty; the ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; impairment losses on our intangible or tangible assets; flaws, shortages, or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; the risks of international commerce of manufacturing in China and Vietnam; the risks of conducting business outside the US, including foreign currency and global liquidity risks; the international markets we sell to are subject to compliance with a variety of laws and political and economic risks; risks related to international trade and import regulations and security procedures; our ability to implement our growth strategies; the success of our customers and the risk of losing one or more of our key customers; our ability to protect our intellectual property rights or deter counterfeiting; our dependence on independent manufacturers to maintain a continuous supply of finished goods that meet our quality standards; liquidity and market risks for our cash equivalents and short-term investments; the risk of losing key personnel; the interruption of key business processes and supporting information systems; loss of our warehouses; the impact of increases in petroleum and other energy prices, or demand for ocean containers or other means of transportation; the sensitivity of our sales to seasonal and weather conditions; we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; and the volatility of our common stock. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which the Company filed with the Securities and Exchange Commission on March 1, 2011, and under “Risk Factors” in any subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	December 31,
Assets	2011	2010

Current assets:
Cash and cash equivalents	$437,900	445,226
Trade accounts receivable, net	78,227	116,663
Inventories	107,118	124,995
Prepaid expenses and other current assets	19,475	16,846
Deferred tax assets	12,002	12,002
Total current assets	654,722	715,732

Property and equipment, at cost, net	49,584	47,737
Intangible assets, net	26,453	24,918
Deferred tax assets	15,121	15,121
Other assets	8,050	5,486

Total assets	$753,930	808,994

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$43,010	67,073
Accrued payroll	9,341	35,109
Other accrued expenses	16,100	17,515
Income taxes payable	366	25,166
Total current liabilities	68,817	144,863

Long-term liabilities	9,906	8,456

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	387	386
Additional paid-in capital	140,655	137,989
Retained earnings	532,637	513,459
Accumulated other comprehensive (loss)income	(1,815)	1,153
Total Deckers Outdoor Corporation stockholders' equity	671,864	652,987
Noncontrolling interest	3,343	2,688
Total equity	675,207	655,675

Total liabilities and equity	$753,930	808,994

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
	March 31,
	2011	2010

Net sales	$204,851	155,927
Cost of sales	102,373	78,020
Gross profit	102,478	77,907

Selling, general and administrative expenses	74,283	49,086
Income from operations	28,195	28,821

Other income, net	138	65
Income before income taxes	28,333	28,886

Income tax expense	8,500	10,746

Net income	19,833	18,140
Net income attributable to the
noncontrolling interest	(655)	(245)

Net income attributable to Deckers Outdoor
Corporation	$19,178	17,895

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$0.50	0.46
Diluted	$0.49	0.46

Weighted-average common shares:
Basic	38,609	38,631
Diluted	39,397	39,060

CONTACT:
Deckers Outdoor Corporation
Company:
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR
Brendon Frey, 203-682-8200